EXHIBIT 99.2

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN RIVERSIDE, CALIFORNIA

Company Meets Fiscal 2006 New Restaurant Opening Target

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – December 22, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 123rd Cheesecake Factory restaurant at the Galleria at Tyler Mall in Riverside, California on December 21, 2006.  The restaurant contains approximately 10,100 square feet and 285 seats.

“The Riverside location marks our 21st new restaurant opening in fiscal 2006, and I am extremely proud of the exceptional work done by our team in executing on our stated development goal for the year,” said David Overton, Chairman and CEO.  “As planned, we opened 13 restaurants within an eight week period during the fourth quarter of fiscal 2006 and surpassed our previous Company record of building a restaurant in 100 days.  The restaurant in Riverside was built in 75 days and our Boise, Idaho location, which opened last week, was built in 77 days.  These are significant milestones given the customized design and decor, as well as the square footage, of our restaurants, and demonstrates our ongoing ability to consistently and successfully manage the design, construction and preopening processes for our restaurants at a high level of quality.”

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 123 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates eight upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100